Exhibit 99.1

FOR IMMEDIATE RELEASE

Research Solutions Appoints Roy W. Olivier as President and

Chief Executive Officer

HENDERSON, Nev., October 4, 2021 — Research Solutions, Inc. (NASDAQ: RSSS), a pioneer in providing cloud-based workflow solutions for R&D driven organizations, today announced its Board of Directors appointed Roy W. Olivier as President and Chief Executive Officer. Mr. Olivier had been serving as interim CEO since March 26, 2021.

"After going through our due diligence process we are pleased to appoint Roy to the full-time position of President and Chief Executive Officer,” said Peter Derycz, Executive Chairman of the Board of Directors.“ Roy has already began to make a strategic impact as he has served as interim CEO for the past six months. Roy’s previous experience with SaaS based companies and history with making acquisitions is the right combination at the right time to take the Company to its next stages.”

Mr. Olivier stated, “Over the past six months, I have worked closely with the Board and management team to learn the business and create our strategic growth strategy. I am excited to continue our work to enhance our offerings, expand our customer base and deliver value for our existing and future shareholders.”

Mr. Olivier joined the Board in 2018 and has served as Interim CEO of Research Solutions since March of 2021. Previously, he served as president, CEO, and board member of ARI Network Services (formerly NASDAQ: ARIS), a provider of an award-winning suite of SaaS tools and marketing services. During Mr. Olivier's tenure as CEO of ARI he grew the business from less than 80 employees to over 1,200 and revenues from under $15M to over $100M. Prior to that, he served in various capacities including as VP of sales and marketing for ProQuest Media Solutions (now Snap-on Inc.), a business he founded in 1993 and sold to ProQuest in 2000. He previously held executive and managerial positions with other companies in the telecommunications and computer industries, including Multicom Publishing, Tandy Corporation, BusinessLand and PacTel.

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the company's SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit www.researchsolutions.com.

Contact

Steven Hooser or John Beisler

Three Part Advisors

shooser@threepa.com

jbeisler@threepa.com

(214) 872-2710

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